EXHIBIT 99.1

EasyLink Services International Corporation
Announces Fiscal Second Quarter 2010 Financial Results

Generates $5.2 million in Operating Income
in the First Half of Fiscal 2010

NORCROSS, GA – March 3, 2010 – EasyLink Services International Corporation (“EasyLink” or “Company”) (NasdaqCM: ESIC, www.easylink.com), a global provider of comprehensive messaging services and e-commerce solutions, reported fiscal second quarter 2010 revenue of approximately $20.4 million, operating income of approximately $3.1 million, net income of approximately $1.1 million or $.04 per share, and adjusted earnings before income taxes, depreciation and amortization (“EBITDA”) of approximately $5.3 million.

“Our continued financial performance is a testament to the hard work of the whole EasyLink team” said Tom Stallings, CEO of EasyLink.  “Despite the challenging economy, we continue to win new customers, expand our penetration with existing accounts and generate strong returns for our shareholders.”

Financial Review

Revenue for the second quarter of fiscal 2010 was approximately $20.4 million compared to $20.9 million in the second quarter of fiscal 2009.  Although we experienced growth in our enterprise fax business, overall revenue declined slightly due to lower volumes in our telex and production fax services.  Gross margin was 72.2% in the second quarter of 2010 which is flat from the second quarter of fiscal 2009.

Total revenue for the six-month period ended January 31, 2010 was approximately $40.9 million compared to approximately $43.7 million for the first six months of fiscal 2009. The year-over-year decline in revenue was attributable to the inclusion of the first quarter of fiscal 2009 that was not affected by the global economic downturn. Gross margin for the six months was 71.2% compared to 71.3% for the first six months of fiscal 2009.

On Demand Messaging revenue for the second quarter of fiscal 2010, which includes fax, production messaging, document capture and management and e-mail services, was approximately $10.2 million compared to approximately $10.4 million in the second quarter of fiscal 2009.  On Demand Messaging gross margin was 69.7% in the second quarter and represented 49.8% of total revenue.  Supply Chain Messaging revenue for the second quarter of fiscal 2010, which includes electronic data interchange (“EDI”) products and services and telex was approximately $10.2 million compared to approximately $10.4 million in the second quarter of fiscal 2009.  Supply Chain messaging gross margin was 74.7% in the second quarter and represented 50.2% of total revenue.

Net income attributable to common shareholders for the second quarter of fiscal 2010 was approximately $1.1 million, or $0.04 per basic and diluted share.  Net income attributable to common shareholders for the six-month period ended January 31, 2010 was $2.2 million, or $0.09 per basic share and $0.08 per diluted share.  Adjusted EBITDA, which includes non-cash compensation expense, was approximately $5.3 million for the second quarter of fiscal 2010 and approximately $10.0 million for the six-month period ended January 31, 2010.

EasyLink provides adjusted EBITDA in this press release as additional information regarding its operating results.  This measure is not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP EBITDA measures used by other companies. EasyLink believes that this presentation of adjusted EBITDA facilitates investors’ understanding of its historical operating trends, because it provides an important supplemental measurement in evaluating the operating results of our business. This press release should be read in conjunction with the Company’s Form 8-K earnings release filed with the Securities and Exchange Commission for the fiscal quarter ended January 31, 2010.

“We continued to strengthen our balance sheet this quarter by reducing our debt and increasing cash,” stated Glen Shipley, CFO of EasyLink. “We finished the quarter with $15.5 million of cash and $24.8 million of total debt.”

Investor Conference Call

The Company plans to hold a conference call on Thursday, March 4, 2010, at 8:30 a.m. EDT to discuss the second quarter fiscal year 2010 results in detail.

The Company invites all those interested in hearing management’s discussion to join the call by dialing (877)734-4565 (U.S. and Canada) or (678) 905-9374 (International).  If you are unable to participate and would like to hear a replay of the call, an audio reply will be available on EasyLink’s investor relations webite at http://ir.easylink.com/events.cfm.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those indicated by such forward-looking statements.  These and other risk factors are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission.  These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

About EasyLink Services International Corporation

EasyLink Services International Corporation (EasyLink) (NasdaqCM: ESIC), headquartered in Norcross, GA, offers a comprehensive portfolio of “any to any” business messaging and transaction services that can bridge the most challenging technology gaps while creating significant cost efficiencies across an organization. From Desktop Fax and Production Messaging to EDI, Managed File Transfer, Document Capture and Management, and Telex we help companies drive costs out of their operations. With over two decades of servicing customers around the globe, EasyLink has established a proven track record for providing effective, reliable and secure communications. For more information on EasyLink, visit www.easylink.com.

Contact:
EasyLink Services International Corporation
Andrew Kaminsky
(917) 842-2591
akaminsky@easylink.com

EASYLINK SERVICES INTERNATIONAL CORPORATION
Consolidated Statements of Income
    (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2010 (unaudited)	2009 (unaudited)	2010 (unaudited)	2009 (unaudited)

Service revenue	$20,404	$20,856	$40,902	$43,671

Cost of services	5,677	5,802	11,763	12,522
Gross Profit	14,727	15,054	29,139	31,149

Operating expenses:
Product development and enhancement	1,757	2,005	3,615	4,127
Selling and marketing	3,228	3,091	6,498	6,656
General and administrative	6,646	6,532	13,869	15,890
Intangible impairment	-	4,246	-	4,246

Operating income (loss)	3,096	(820)	5,157	230

Other income (expense):
Interest and investment income	7	12	14	142
Interest expense	(434)	(3,901)	(928)	(9,019)
Foreign exchange gain (loss)	(27)	139	253	136
Other income (expense)	(85)	34	(31)	99

Income (Loss) before income taxes	2,557	(4,536)	4,465	(8,412)

(Benefit) provision for income taxes	1,250	299	1,794	755

Net income (loss)	1,307	(4,835)	2,671	(9,167)

Dividends on preferred stock	(216)	(50)	(432)	(101)

Income (loss) attributable to common stockholders	$1,091	$(4,885)	$2,239	$(9,268)

Basic income (loss) per common share	$.04	$(0.20)	$.09	$(0.38)

Diluted income (loss) per common share	$.04	$(0.20)	$.08	$(0.38)

Weighted average number of common shares outstanding - basic	26,279,942	24,220,786	26,274,557	24,565,540
Weighted average number of common shares outstanding – diluted	29,426,187	24,220,786	29,413,353	24,565,540

EASYLINK SERVICES INTERNATIONAL CORPORATION
Consolidated Balance Sheets
    (in thousands)

	January 31,	July 31,
	2010 (unaudited)	2009
ASSETS
Current assets:
Cash and cash equivalents	$15,496	$10,972
Accounts receivable, net	12,897	11,509
Other current assets	3,157	3,836
Total current assets	31,550	26,317

Property and equipment, net	6,630	8,231
Goodwill and other intangible assets, net	53,091	56,248
Other long term assets	4,424	5,521
Total assets	$95,695	$96,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,643	$9,689
Current portion of long term debt	12,085	9,495
Other current liabilities	1,996	1,847
Total current liabilities	23,724	21,031

Long term debt	12,696	17,512
Other liabilities	359	554
Total liabilities	36,779	39,097

Stockholders' Equity:
Preferred stock	(a)	(a)
Common Stock	273	273
Additional paid-in capital	138,577	138,463
Treasury Stock	(2,122)	(2,122)
Accumulated other comprehensive loss	(5,440)	(4,442)
Accumulated deficit	(72,372)	(74,952)
Total stockholders' equity	58,916	57,220
Total liabilities and stockholders' equity	$95,695	$96,317
(a) less than 1,000

EASYLINK SERVICES INTERNATIONAL CORPORATION

Calculation of Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (unaudited, includes non-cash compensation and intangible asset impairment)
(in thousands)

	Three Months Ended January 31,		Six Months Ended Janaury 31,
	2010	2009	2010	2009
Net Income (Loss)	$1,307	$(4,835)	$2,671	$(9,167)
Interest	434	3,901	928	9,019
Taxes	1,250	299	1,794	755
Depreciation and amortization	2,052	2,187	4,108	4,405
Non-cash compensation	221	253	458	583
Intangible asset impairment	-	4,246	-	4,246
Adjusted EBITDA	$5,264	$6,051	$9,959	$9,841